EXHIBIT 99.1

ALABAMA NATIONAL BANCORPORATION COMPLETES ACQUISITION OF CYPRESS BANKSHARES, INC. AND INDIAN RIVER BANKING COMPANY

BIRMINGHAM, ALABAMA, February 27, 2004 — Alabama National BanCorporation (NASDAQ/NMS: ALAB) (“ANB”), headquartered in Birmingham, Alabama, today announced the completion of its acquisition of Cypress Bankshares, Inc. of Palm Coast, Florida and Indian River Banking Company of Vero Beach, Florida. The Company also announced the election of a new director. Indian River had assets of approximately $550 million as of January 31, 2004. Its primary subsidiary, Indian River National Bank, was founded in 1985, and serves its customer base through eight offices located in Indian River County and Brevard County, Florida.

Cypress had assets of approximately $115 million as of January 31, 2004. Founded in 1999, Cypress Bank serves its customer base through two offices located in Palm Coast and Flagler Beach, Florida.

In conjunction with the Indian River transaction, Griffin A. Greene, Chairman of Indian River’s Board of Directors since 2002, was elected to the board of ANB. Greene has been involved in the citrus industry since 1982 and serves as president and co-owner of Greene Citrus Management, Inc. and as an officer of its affiliated companies.

ANB is a bank holding company that, following these acquisitions, operates 79 locations through fourteen bank subsidiaries in Alabama, Florida and Georgia. Total ANB assets upon completion of the acquisitions were approximately $4.7 billion. The largest subsidiary for the holding company is Birmingham-based National Bank of Commerce (NBC). Other Alabama subsidiaries include: First American Bank in Decatur/Huntsville, Athens and Auburn/Opelika; First Citizens Bank in Talladega; Bank of Dadeville; Alabama Exchange Bank in Tuskegee and First Gulf Bank in Baldwin County. Florida subsidiaries are: Citizens & Peoples Bank, N.A. in Pensacola; Community Bank of Naples, N.A.; Cypress Bank in Palm Coast; Indian River National Bank in Vero Beach; Millennium Bank in Gainesville; Peoples State Bank in Groveland; and Public Bank in metropolitan Orlando and Vero Beach. ANB has one subsidiary in Georgia, Georgia State Bank in metropolitan Atlanta. ANB provides full banking services to individuals and businesses. Brokerage services are provided to customers through NBC’s wholly owned subsidiary, NBC Securities, Inc. Investments are not bank guaranteed, not FDIC insured and may lose value. Insurance services are provided through ANB Insurance Services, Inc., a wholly owned subsidiary of First American Bank.

Alabama National BanCorporation common stock is traded on the NASDAQ National Market System under the symbol “ALAB.”

Contacts:

John H. Holcomb, III

Chairman of the Board

and Chief Executive Officer

Alabama National BanCorporation

205-583-3648

William E. Matthews, V

Executive Vice President

and Chief Financial Officer

Alabama National BanCorporation

205-583-3650

Paul A. Beindorf

Chief Executive Officer

Indian River Banking Company

772-563-2329

Bruce Page

Chief Executive Officer

Cypress Bankshares, Inc.

386-445-9344

Jim Weite

President Cypress Bankshares, Inc.

386-445-9344